Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF BIOVEST INTERNATIONAL, INC.

Biovest International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Biovest International, Inc., resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the shareholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “ARTICLE IV” so that, as amended, said Article shall be and read as follows:

The Corporation shall have authority to issue Five Hundred Fifty Million (550,000,000) shares of capital stock, consisting of Five Hundred Million (500,000,000) shares of Common Stock, $0.01 par value per share, and Fifty Million (50,000,000) shares of Preferred Stock, $0.01 par value per share. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Notwithstanding the foregoing, the Corporation shall be prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the shareholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 7th day of March, 2012.

By:	/s/ David D. Moser
Name: David D. Moser
Title: Secretary and Director of Legal Affairs

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOVEST INTERNATIONAL, INC.

Biovest International, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Biovest International, Inc. (the “Corporation”) and the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 2, 2001, under the name Biovest International, Inc., and was amended pursuant to an Amendment to Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 7, 2004 (collectively, the “Certificate of Incorporation”).

SECOND: That pursuant to that certain Order Confirming First Amended Joint Plan of Reorganization of Biovest International, Inc., Biovax, Inc., AutovaxID, Inc., Biolender, LLC and Biolender II, LLC under Chapter 11 of Title 11, United States Code Dated as of August 16, 2010, as Modified, Pursuant to 11 U.S.C. § 1129 dated November 2, 2010 (the “Confirmation Order”), entered by the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, in In re: Accentia Biopharmaceuticals, Inc. et al., Jointly Administered Case No. 8:08-bk-17795-KRM, the Corporation is authorized to, and does hereby, amend and restate its Certificate of Incorporation as set forth herein (the “Amended and Restated Certificate of Incorporation”).

THIRD: That the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242, Section 245 and Section 303 of the General Corporation Law of the State of Delaware.

FOURTH: That the effective date of the Amended and Restated Certificate of Incorporation shall be the date it is filed with the Secretary of State of Delaware.

FIFTH: That the Certificate of Incorporation has been amended and restated as follows:

ARTICLE I

The name of the corporation is Biovest International, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1201 Orange Street, Suite 600, in the City of Wilmington, County of New Castle 19899. The name of the Corporation’s registered agent at such address is Incorp Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same may be amended or supplemented from time to time (the “DGCL”).

ARTICLE IV

The Corporation shall have authority to issue Three Hundred Fifty Million (350,000,000) shares of capital stock, consisting of Three Hundred Million (300,000,000) shares of Common Stock, $0.01 par value per share, and Fifty Million (50,000,000) shares of Preferred Stock, $0.01 par value per share. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Notwithstanding the foregoing, the Corporation shall be prohibited from issuing any non-voting equity securities to the extent, and only to the extent, required by Section 1123(a)(6) of Title 11 of the United States Code.

ARTICLE V

To the fullest extent permitted by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the DGCL. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of stockholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

Any repeal or modification of this Article V or amendment to the DGCL shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

ARTICLE VI

The Board of Directors shall have the power to adopt, amend, or repeal Bylaws of the Corporation, subject to the right of the stockholders of the Corporation to adopt, amend, or repeal any Bylaw. In addition, the Bylaws may be amended by the affirmative vote of holders of majority of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

ARTICLE VII

The number of directors of the Corporation shall be determined by resolution of the Board of Directors. Elections of directors need not be by written ballot, unless the Bylaws of the Corporation shall so provide.

Advance notice of stockholder nominations for the election of directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of the Corporation. Directors shall be elected to one-year terms. At each annual meeting of stockholders, all directors shall be chosen for a one-year term to succeed those whose terms expire; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified.

ARTICLE VIII

Notwithstanding anything to the contrary herein, upon the occurrence of an Event of Default (the “Triggering Event”) under Section 20(a) (after giving effect to any applicable grace period provided therein) of the Term Loan and Security Agreement, dated November 17, 2010, by and among LV Administrative Services, Inc., as Administrative and Collateral Agent (the “Agent”), the Lenders from time to time party thereto, and the Corporation (as such may be amended, modified, substituted or replaced from time to time, the “Loan Agreement”), and upon delivery of written notice from the Agent to the Secretary, any Assistant Secretary or other officer of the Corporation (a “Designated Director Notice”), the Agent shall be entitled to appoint one-third (1/3) of the number of directors of the Corporation (the “Designated Directors”). The Agent shall have the sole right to appoint and to remove any person appointed as a Designated Director and to appoint another person to fill any vacancy should a Designated Director resign. Such right to appoint Designated Directors shall continue until such time as all principal and interest due and payable under the BVTI Term Notes (as defined in the Loan Agreement) have been indefeasibly paid in full (a “Full Payment”). Following a Triggering Event, the Board of Directors shall not take any action until the Agent shall have appointed the Designated Directors, except that the Board of Directors shall, as promptly as practicable, take such action to permit compliance with the provisions of this Article VIII, including, without limitation, increasing the size of the Board of Directors to permit the Agent to appoint the Designated Directors and/or removal of existing directors. Prior to a Full Payment, this Article VIII (or any other provision of this Amended and Restated Certificate of Incorporation which may affect the interpretation of this Article VIII) may not be amended or modified without the prior written approval of the Agent. Each Designated Director shall serve until the next annual meeting of the Corporation or until his or her successor shall be elected, subject to removal by the Agent. Subject to this Article VIII, the holders of Common Stock and any other class of stock of the Corporation, to the extent they shall have the right to vote, shall retain the right to elect and remove all members of the Board of Directors, other than the Designated Directors, in accordance with and subject to the conditions set forth in this Amended and Restated Certificate of Incorporation and the Bylaws of the Corporation. The Agent shall not be entitled to any other voting rights as a stockholder with respect to the Corporation by virtue of this Article VIII, except as expressly provided herein.

ARTICLE IX

Subject to the limitations in Article VIII of this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on November 17, 2010.

/s/ David Moser
David Moser, Secretary